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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Pegasus Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Campbell Centre I
8350 North Central Expressway, Suite 1900
Dallas, Texas 75206

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:
      On Tuesday, May 10, 2005, Pegasus Solutions, Inc. will hold its annual meeting of stockholders (“Annual Meeting”) at Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas. The meeting will begin at 10:00 a.m. local time.
      The close of business on March 14, 2005 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. At the Annual Meeting we will:

1. Elect three Class II Directors to the Board of Directors;

2. Ratify the appointment of an independent registered public accounting firm;

3. Attend to any other business properly brought before the meeting.
      Your Board of Directors recommends that you vote FOR each of the nominees to serve on the Board of Directors and FOR ratification of the appointment of the independent registered public accounting firm as proposed in the Proxy Statement.

By Order of the Board of Directors,

Ric L. Floyd
Corporate Secretary
      You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card or vote via the Internet or telephone following the instructions on the proxy card.
March 17, 2005

Campbell Centre I
8350 North Central Expressway, Suite 1900
Dallas, Texas 75206
PROXY STATEMENT

QUESTIONS AND ANSWERS

1.	Q:	Why am I receiving this Proxy Statement?

A:	Pegasus Solutions, Inc., a Delaware corporation (“Pegasus” or the “Company”), is furnishing this proxy statement to stockholders of Pegasus as of March 14, 2005, which has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof (the “Record Date”) on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company’s principal executive offices, at Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas, on Tuesday, May 10, 2005, at 10:00 a.m., local time.

2.	Q:	Who is soliciting my vote?

A:	This solicitation is being made by the Board of Directors of Pegasus. Pegasus will bear the cost of solicitation of proxies. Pegasus has also engaged American Stock Transfer & Trust Company to solicit proxies from beneficial owners of shares held in the name of brokers and other nominees. Pegasus has agreed to pay American Stock Transfer & Trust Company an estimated $3,500 plus expenses for this service. In addition to the use of the mail, proxies may also be solicited by personal interview, facsimile transmission, and telephone by Directors, officers, employees, and agents of Pegasus. Pegasus will also supply brokers, nominees or other custodians with the number of proxy cards, proxy statements, and annual reports they may require for forwarding to beneficial owners, and Pegasus will reimburse these persons for their expenses.

3.	Q:	When was this Proxy Statement mailed to stockholders?

A:	This proxy statement and enclosed proxy card are being mailed to stockholders on or about March 28, 2005.

4.	Q:	What may I vote on?

A:

(1)	The election of nominees to serve on the Board of Directors;

(2)	The ratification of the appointment of an independent registered public accounting firm; and

(3)	Any other matter that may properly come before the Annual Meeting or any adjournment thereof.

5.	Q:	How does the Board of Directors of Pegasus recommend I vote?

A:	The Board of Directors of Pegasus recommends a vote FOR each of the nominees to serve on the Board of Directors and a vote FOR ratification of the appointment of the independent registered public accounting firm.

6.	Q:	Who is entitled to vote?

A:	Stockholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting.

7.	Q:	How do I vote?

A:	By any one of the following methods:

•	By signing, dating and completing the enclosed proxy card and returning it in the enclosed self-addressed envelope by mail;

•	By using the toll-free telephone number and following the instructions for voting by telephone set forth on the proxy card;

•	By using the Internet and following the instructions for voting via the Internet set forth on the proxy card; or

•	In person, at the Annual Meeting.

If you hold your shares through a bank, broker or other nominee, that institution will give you separate instructions for voting your shares.

8.	Q:	How can I revoke or change my vote?

A:	If you have already voted and wish to change or revoke your vote, you may do so at any time prior to the Annual Meeting by any one of the following methods:

(1)	Notifying in writing Ric L. Floyd, Corporate Secretary, Pegasus Solutions, Inc., Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206;

(2)	Voting in person at the Annual Meeting;

(3)	Returning a later-dated proxy card revoking or changing the previous vote that is received prior to the Annual Meeting; or

(4)	Subsequently voting by telephone or over the Internet following the instructions found on the proxy card.

9.	Q:	Who will count the votes?

A:	A representative of our transfer agent, American Stock Transfer & Trust Company, will count the votes and act as the inspector of the election.

10.	Q:	Is my vote confidential?

A:	Yes. Proxy cards, ballots and voting tabulations of Internet and telephone votes that identify individual stockholders are mailed or returned directly to American Stock Transfer & Trust Company and handled in a manner that protects your voting privacy. Your vote will not be disclosed except:

(1)	As needed to permit American Stock Transfer & Trust Company to tabulate and certify the vote; or

(2)	As required by law.

Your identity will be kept confidential unless you ask that your name be disclosed.

11.	Q:	How many shares may I vote?

A:	Every stockholder is entitled to one (1) vote for each share of common stock held on the Record Date. As of the Record Date, 20,711,268 shares of common stock were issued and outstanding.

12.	Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you instruct your broker how to vote. Your broker will send you directions on how you can instruct your broker to vote. Your broker cannot vote your shares without instructions from you.

13.	Q:	What is a “quorum” and what vote is required to pass proposals?

A:	A “quorum” is a majority of the outstanding shares. There must be a quorum present in person or represented by proxy for the Annual Meeting to be held. The affirmative vote of a plurality of the shares of outstanding common stock of Pegasus represented at the Annual Meeting and entitled to vote is required for the election of directors, and the affirmative vote of a majority of the quorum entitled to vote is required for the ratification of the appointment of the independent registered public accounting firm. Cumulative voting is not permitted in the election of directors or the ratification of the appointment of the independent registered public accounting firm. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for purposes of determining a quorum. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate. On a matter requiring the approval of a specified percentage of outstanding shares represented at the Annual Meeting and entitled to vote on the matter, abstentions have the effect of negative votes, but broker non-votes have no effect since they are not treated as shares entitled to vote on the matter.

14.	Q:	Who may attend the Annual Meeting and how do I get on the guest list?

A:	All stockholders as of the close of business on the Record Date may attend. To be included on the guest list, you may check the box on your proxy card. If your shares are held by a broker and you would like to attend, please write to Ric L. Floyd, Corporate Secretary, Pegasus Solutions, Inc., Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206. Include a copy of your brokerage account statement or omnibus proxy (which you can get from your broker), and we will place your name on the guest list.

15.	Q:	How will voting on any other business be conducted?

A:	At this time, we do not know of any other business to be considered at the Annual Meeting. If any other business is presented at the Annual Meeting, your signed proxy card gives discretionary authority to John F. Davis, III, President and Chief Executive Officer, or Ric L. Floyd, Executive Vice President, General Counsel and Corporate Secretary, to vote on such matters.

16.	Q:	When are the stockholder proposals for the 2006 annual meeting due?

A:	All stockholder proposals to be considered for inclusion in next year’s proxy statement and form of proxy must be submitted in writing to Ric L. Floyd, Corporate Secretary, Pegasus Solutions, Inc., Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206. Any such stockholder proposals must be received prior to November 28, 2005 in accordance with the Securities and Exchange Commission rules, and must otherwise comply with all legal and regulatory requirements for stockholder proposals. Additionally, the proxy for the annual meeting may confer discretionary authority to Pegasus to vote on any matter at its 2006 annual meeting of stockholders if Pegasus did not have notice of the matter at least 45 days prior to March 28, 2006.

PROPOSALS YOU MAY VOTE ON

1.	Election of Directors
      Pegasus currently has authorized nine director positions with eight directors currently holding office. The Directors are divided into three classes with staggered terms as follows:

•	Class II Directors, which include Robert B. Collier, Pamela H. Patsley and Bruce W. Wolff, whose terms will expire at the annual meeting of Pegasus’ stockholders to be held in 2005.

•	Class III Directors, which include Michael A. Barnett, John F. Davis, III and Jeffrey A. Rich, whose terms will expire at the annual meeting of Pegasus’ stockholders to be held in 2006.

•	Class I Directors, which include William C. Hammett, Jr. and Thomas F. O’Toole, whose terms will expire at the annual meeting of Pegasus’ stockholders to be held in 2007.
      Vacancies on the Board of Directors or newly created directorships may be filled by a vote of the majority of the Directors then in office, and any Director so chosen will hold office until the next election of the class for which that Director was chosen.
      At the Annual Meeting, three Directors will be elected as Class II Directors for terms expiring at the annual meeting of stockholders to be held in 2008 and until their respective successors are elected and qualified. Nominees for election this year are: Robert B. Collier, Pamela H. Patsley and Bruce W. Wolff. Shares represented by returned and executed proxies will be voted, unless otherwise specified, in favor of the three nominees for the Board of Directors. If any Director is unable to stand for re-election, the Board of Directors of Pegasus may reduce the Board of Directors size, designate a substitute or leave the position vacant. If a substitute is designated, proxies voting on the original Director candidate will be cast for the substituted candidate. You may withhold authority to vote for any nominee by marking the proxy card as indicated for that purpose.
      The Board of Directors unanimously recommends a vote FOR each of these Directors.

2.	Ratification of Appointment of an Independent Registered Public Accounting Firm
      The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company to audit its consolidated financial statements for 2005 and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment.
      PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since our 1996 fiscal year.
      Stockholder approval is not required for the appointment of PricewaterhouseCoopers LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting the Company’s independent registered public accounting firm. However, the appointment is being submitted for ratification at the Annual Meeting as a matter of good corporate practice. No determination has been made as to what action the Board of Directors would take if stockholders do not approve the appointment, but the Audit Committee may reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.
      The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of the independent registered public accounting firm.

NOMINEES FOR DIRECTORS
      Robert B. Collier, age 65, has served as a Director of Pegasus since July 1998. From September 1998 to December 1999, Mr. Collier served as President of RBC Associates, a consulting firm to the travel and tourism industry. Mr. Collier currently serves on the boards of directors of United Kingdom based Daniel Thwaites PLC and lastminute.com plc.
      Pamela H. Patsley, age 48, has served as a Director of Pegasus since May 2002. Since March, 2000, Ms. Patsley has served as Senior Executive Vice President of First Data Corporation, a provider of electronic commerce and payment services, and since May 2002, as President of its subsidiary, First Data International, responsible for all operations outside the United States within the card issuing and merchant services businesses of First Data Corporation. From March 2000 to May 2002, Ms. Patsley served as the President of First Data Corporation’s merchant transaction processing business unit. Ms. Patsley served as President and Chief Executive Officer of Paymentech, Inc., a processor of bankcard transactions and issuer of commercial cards from 1991 to February 2000. Ms. Patsley is also a director of Molson Coors Brewing Company and Texas Instruments, Inc.
      Bruce W. Wolff, age 61, has served as a Director of Pegasus since October 1995. Mr. Wolff has served as Executive Vice President, Business Development since November 2004, Executive Vice President, Sales and Marketing Programs since February 2004, and as Senior Vice President, Distribution Sales and Strategy from July 1998 to February 2004, for the lodging division of Marriott International, Inc.
DIRECTORS CONTINUING IN OFFICE
      Michael A. Barnett, age 51, has served as a Director of Pegasus since February 1999. Mr. Barnett has served as Chairman of the Board and Chief Executive Officer of Benchmark Bank since 1988. Since 1983, Mr. Barnett has served as President and Chairman of the Board of Barnett Interests, Inc., a diversified real estate management company. Since 1992, Mr. Barnett has served as Chairman of the Board of Barnett Lane Investments, Inc., a real estate investment and management company. Since 1986, Mr. Barnett has served as President and director of Quinlan Bancshares, Inc., a bank holding company.
      John F. Davis, III, age 52, has served as Chief Executive Officer of Pegasus since February 1989, as a Director since July 1995, as Chairman of the Board since March 2001 and as President since January 2003. Mr. Davis also served as President of Pegasus from February 1989 to January 2001. Mr. Davis is also a director of TRX, Inc.
      William C. Hammett, Jr., age 58, has served as Vice Chairman of the Board of Directors of Pegasus since May 2001 and as a Director of Pegasus since October 1995. From May 1998 to March 2001, Mr. Hammett served as Chairman of the Board of Directors of Pegasus. From December 2001 to present, Mr. Hammett has served as Senior Vice President and Chief Financial Officer of Dave and Busters, Inc., a retail restaurant and entertainment company.
      Thomas F. O’Toole, age 47, has served as a Director of Pegasus since May 1998. Since March 2003, Mr. O’Toole has served as Senior Vice President – Strategy and Systems for both Hyatt Corporation, the parent company of Hyatt Hotels Corporation, and AIC Holding Co., the parent company of Hyatt International Corporation. From October 2000 to March 2003, Mr. O’Toole served as Senior Vice President, Marketing and Information Technology and from March 1999 to October 2000, as Senior Vice President, Marketing for Hyatt Hotels Corporation.
      Jeffrey A. Rich, age 44, has served as a Director of Pegasus since December 2000. Mr. Rich has served as Chief Executive Officer of Affiliated Computer Services, Inc. (“ACS”), a business process outsourcing company, since February 1999 and as a director of ACS since 1991.

STATEMENT OF CORPORATE GOVERNANCE
General
      The Board of Directors held five meetings in 2004. All Directors attended 100% of the Board of Directors meetings and at least 75% of the meetings of the Board committees on which each Director served.
      The Board of Directors has determined that Michael A. Barnett, Robert B. Collier, William C. Hammett, Jr., Thomas F. O’Toole, Pamela H. Patsley, Jeffrey A. Rich and Bruce W. Wolff are each an “independent director” as that term is defined by NASD Rule 4200(a)(15).
      The Board of Directors has established four standing committees. The charters for these committees (except the Executive Committee, which does not have a charter) are available under the “Governance” page of the “Investor” section of the Company’s website, www.pegs.com.

Audit Committee. The Audit Committee assists the Board of Directors in connection with its oversight responsibilities regarding the Company’s financial reporting processes. The Audit Committee is responsible for the appointment of the Company’s independent registered public accounting firm, and has other responsibilities outlined in its charter, attached hereto as Exhibit A. Members of the Audit Committee are Michael A. Barnett, William C. Hammett, Jr. and Pamela H. Patsley. Our Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the Securities and Exchange Commission’s rules and is “independent” as defined by the National Association of Securities Dealers, Inc.’s listing standards and the Securities and Exchange Commission’s independence standards for Audit Committee members. The Audit Committee met ten times during 2004.

Compensation Committee. The Compensation Committee approves and makes recommendations to the Board of Directors concerning salaries and incentive compensation for Pegasus’ officers and employees and administers our employee stock purchase plan and stock option plans. Members of the Compensation Committee are Michael A. Barnett, Robert B. Collier, William C. Hammett, Jr. and Jeffrey A. Rich. The Compensation Committee met five times during 2004.

Corporate Governance Committee. The Corporate Governance Committee makes recommendations to the Board of Directors regarding the composition of the Board of Directors and corporate governance matters. Members of the Corporate Governance Committee are William C. Hammett, Jr., Thomas F. O’Toole, Pamela H. Patsley and Bruce W. Wolff. The Corporate Governance Committee met four times during 2004.

Executive Committee. The Executive Committee exercises authority and makes recommendations to the Board of Directors regarding matters specifically delegated to it by the Board of Directors. Members of the Executive Committee are Michael A. Barnett, John F. Davis, III and William C. Hammett, Jr. During 2004, the Executive Committee held one formal meeting and met several times informally.
      We are committed to good corporate governance and doing what is right to earn and deserve the trust of our stockholders. Our long time commitment to corporate governance has been evidenced by some of the following actions:

•	We established a Corporate Governance Committee in 2001.

•	The substantial majority of our Board of Directors has been independent (pursuant to current Securities and Exchange Commission and NASD rules) since becoming a public company.

•	Our Board of Directors has determined that all members of our Audit Committee qualify as “audit committee financial experts” as defined by Section 407 of the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission rules.

•	Our Audit Committee has had at least one person meeting the definition of “audit committee financial expert” since becoming a public company.

•	All members of our Corporate Governance Committee have been independent (pursuant to current Securities and Exchange Commission and NASD rules) since its inception.

•	All members of our Audit Committee and Compensation Committee have been independent (pursuant to current Securities and Exchange Commission and NASD rules) since becoming a public company.

•	We adopted a Code of Ethics for Senior Financial Officers in 2003 and our CEO, CFO and Controller have each certified as to their compliance with these ethical requirements regarding company accounting and financial disclosure.

•	We adopted a Code of Conduct in 2003 which sets forth ethical requirements for every Pegasus employee, officer and Director worldwide. In connection with the adoption of the Code of Conduct, Pegasus established a 24 hour “hotline” with an independent service provider through which suspected violations can be anonymously reported.

•	We adopted Corporate Governance Guidelines in 2004, including, among other provisions, guidelines regarding the following:

•	the Board of Director’s composition, independence, term limits and retirement age;
•	the Board of Director’s compensation and performance evaluation;
•	the Board of Director’s meetings, including meetings of independent directors; and
•	the Board of Director’s education, interaction with management and access to outside resources.

•	Our Board of Directors and Committees conducted a self-evaluation in 2004.

•	We held five meetings of the independent directors of our Board of Directors in 2004.
      Our Code of Conduct, Corporate Governance Guidelines and Code of Ethics for Senior Financial Officers are available under the “Governance” page of the “Investor” section of the Company’s website, www.pegs.com.
Disclosure Regarding Corporate Governance Committee Functions and Communications Between Stockholders and the Board of Directors

•	Our Corporate Governance Committee’s responsibilities include performing the functions of a nominating committee pursuant to its charter.

•	All members of our Corporate Governance Committee are “independent” as defined by the Nasdaq National Market listing standards.

•	Our Corporate Governance Committee Charter requires the Committee to consider stockholder recommendations for director candidates.

•	Our Corporate Governance Guidelines set forth the qualifications that are to be considered in connection with the selection of a nominee to the Company’s Board of Directors. The evaluation process for candidates is the same regardless of the source of the recommendation. The candidate qualifications in the Guidelines are as follows:
        (a) Personal Qualifications:

•	Candidates must possess the intelligence, integrity, strength of character and sense of timing required to assess situations and propose alternatives.
•	Candidates must have the independence necessary for an unbiased evaluation and oversight of management.
•	Candidates must have a general awareness of the business and social environment in which the Company operates, and a commitment to acquire additional specific knowledge as appropriate.
•	Candidates must be willing to devote sufficient time to discharge their duties effectively.
•	Candidates must be free of conflicts of interest that would interfere with their ability to discharge their duties or otherwise violate any applicable law or regulation.

•	Candidates must have the commitment, sense of urgency and spirit of cooperation to effectively work with the other Board members to direct the future profitable growth of the Company.

        (b) Experience Qualifications:

•	The Board requires its candidates to have proven records of accomplishment and relevant experience.
•	The Board generally seeks candidates with at least ten years of experience in a senior executive role with a major business organization, preferably including experience as a chief executive officer, chairman of the board, chief financial officer or chief operating officer.
•	Candidates with comparable experience from other backgrounds may also be considered, including candidates from academic or government backgrounds or other high potential senior level business executives.
•	Candidates should have experience with programs designed to create shareholder value.
•	Candidates should not be involved with organizations that have directly competitive lines of business or other material conflicts of interest.

•	The Company did not pay a fee to any third party to identify or evaluate this year’s nominees for director; however, it may retain such parties in the future, particularly with respect to nominees that are not already directors.

•	Communications to the Board of Directors may be delivered in care of the Corporate Secretary, Ric L. Floyd, Pegasus Solutions, Inc., Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206. All communications from the stockholders will be relayed to the Board of Directors, unless determined to be inappropriate in the Corporate Secretary’s discretion.

•	The Board of Directors does not have a policy regarding Director attendance at the Company’s annual meetings. Five members of the Company’s Board of Directors attended the Company’s 2004 annual meeting of stockholders.
DIRECTORS’ COMPENSATION
      During 2004, the Company’s standard arrangements for Director compensation included an annual payment of $15,000, payable in quarterly installments, for a non-employee Chairman of the Board. All other non-employee Directors receive $10,000 annually, payable quarterly. Additionally, each non-employee Director receives $2,500 for each Board of Directors meeting attended in person and $1,250 for each Board of Directors meeting attended telephonically. Each non-employee Director also receives $1,000 for each committee meeting attended in person and $500 for each committee meeting attended telephonically. Each Committee Chairman receives an additional $500 for each committee meeting attended in person and an additional $250 for each committee meeting attended telephonically. Personal attendance or telephonic attendance at informal Board of Directors and committee gatherings is compensated in the same manner as personal or telephonic attendance at formal Board of Directors and committee meetings, as the case may be. Directors are also reimbursed for all reasonable expenses incurred while performing their duties as Directors of Pegasus.
      Non-employee Directors receive stock option grants as follows:

•	Options to purchase 20,000 shares of common stock of Pegasus at the closing price on the date immediately preceding election as a Director. These options have a ten-year term and vest over a three year period, with 1/12 of the option shares vesting each quarter during the Director’s term of office;

•	An additional grant of 8,000 option shares at the closing price of the stock on the day preceding each subsequent anniversary date of election to office. These options have a ten-year term and vest 25% each quarter during the Director’s term of office, vesting in full in one year; and

•	Such additional grants as may be awarded at the discretion of the Compensation Committee.

      Prior to December 7, 2004, non-employee Audit Committee members received annual retainer fees of $3,000 per member and $5,000 for the Chairman. Effective December 7, 2004, the Compensation Committee increased the annual retainer fees paid to non-employee Audit Committee members to $5,000 per member and $10,000 for the Chairman.
EXECUTIVE OFFICERS
      The executive officers of Pegasus are as follows:

Name	Position

John F. Davis, III	President, Chief Executive Officer and Chairman of the Board
Robert J. Boles, Jr.	Executive Vice President, Chief Operating Officer
Susan K. Cole	Executive Vice President and Chief Financial Officer
Ric L. Floyd	Executive Vice President, General Counsel and Corporate Secretary
John F. Cole	Executive Vice President, Chief Information Officer
Andrew J. Stringer	Vice President, Human Resources
      Set forth below is information concerning the business experience of the executive officers of Pegasus who are not also Directors:
      Robert J. Boles, Jr., age 45, has served as Executive Vice President, Chief Operating Officer of Pegasus since December 2004. Mr. Boles served as Executive Vice President, Sales and Marketing of Pegasus from May 2003 to December 2004. From March 2000 to May 2003, Mr. Boles served as President of AimNet Solutions, an Information Technology network professional and managed services company. From October 1982 through March 2000, Mr. Boles served in various capacities at AT&T Global Network Services and its predecessor, IBM Global Services, a global business solutions company, most recently as Vice President of Sales and Support from January 1999 through March 2000.
      Susan K. Cole, age 41, has served as Executive Vice President and Chief Financial Officer of Pegasus since May 2001. From May 1997 to April 2001, Ms. Cole served as a partner in the Technology, Infocom, Communication and Entertainment practice of PricewaterhouseCoopers LLP, a global public accounting firm, in the Dallas, Texas office.
      Ric L. Floyd, age 53, has served as General Counsel of Pegasus since July 1995, as Corporate Secretary since July 1997 and as Executive Vice President since December 1999.
      John F. Cole, age 57, has served as Executive Vice President and Chief Information Officer of Pegasus since January 2004. From August 2001 to January 2004, Mr. Cole served as Vice President, Technology for JPMorgan Chase, a global financial services firm. From October 1995 to February 2001, Mr. Cole served as Assistant Vice President, Technology Services for Sprint, an international telecommunications company.
      Andrew J. Stringer, age 37, has served as Vice President, Human Resources of Pegasus since January 2004 and from September 1999 to January 2004 as Director, Human Resources – Americas.

NAMED EXECUTIVE OFFICERS’ COMPENSATION
      Summary Compensation Table. The following table sets forth the compensation earned by our Chief Executive Officer and the four other most highly compensated executive officers whose salary and bonus for the fiscal year ended December 31, 2004, were in excess of $100,000. The table also sets forth the compensation earned by the Company’s former Executive Vice President and Chief Operating Officer and former Executive Vice President, Strategic Planning and Corporate Development in fiscal year 2004, who would both have been among the Company’s four most highly compensated officers other than the Chief Executive Officer, but for the fact that these individuals were not serving as executive officers of the Company at the end of the fiscal year. These persons are collectively referred to as the “Named Executive Officers”.
      In accordance with the rules of the Securities and Exchange Commission, the compensation described in the following table does not include medical insurance, group life insurance and certain other benefits received by the Named Executive Officers that are available generally to all salaried Pegasus employees.
Summary Compensation Table

					Long-Term Awards
		Annual Compensation
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Awards(3)	Options	Compensation(4)

John F. Davis, III(5)	2004	$424,008	$191,250	$45,000	$148,125	150,000	$188,278
President, Chief Executive Officer	2003	$424,008	—	$45,000	—	180,000	$204,170
and Chairman of the Board	2002	$424,008	$118,616	$37,161	$599,674	—	$65,740

Robert J. Boles, Jr.(5)(6)	2004	$280,000	$133,650	$35,000	$111,094	112,500	$104,118
Chief Operating Officer	2003	$173,939	—	$21,875	—	75,000	$63,335

Susan K. Cole(5)	2004	$252,625	$64,625	$35,000	$88,875	90,000	$40,481
Executive Vice President	2003	$235,000	—	$35,000	—	90,000	$36,489
and Chief Financial Officer	2002	$235,000	$38,047	$9,000	—	—	$14,994

Ric L. Floyd(5)	2004	$239,663	$60,638	$35,000	$88,875	90,000	$88,695
Executive Vice President,	2003	$231,000	—	$35,000	—	100,000	$89,040
General Counsel and Corporate Secretary	2002	$231,000	$48,949	$15,702	$100,060	—	$19,004

John F. Cole(5)(7)	2004	$229,091	$60,000	$23,958	$59,250	130,000	$6,500
Chief Information Officer

Mark C. Wells(8)	2004	$26,667	—	$2,917	—	—	$944,471
Former Executive Vice	2003	$320,000	—	$35,000	—	140,000	$60,598
President and Chief Operating Officer	2002	$265,000	$124,974	$11,400	$228,696	100,000	$17,549

Joseph W. Nicholson(9)	2004	$33,333	—	$4,375	—	—	$88,499
Former Executive Vice	2003	$309,125	—	$35,000	—	100,000	$180,635
President, Strategic Planning	2002	$344,500	$58,910	$14,815	$399,897	—	$49,445
and Corporate Development

(1)	Each bonus is reflected in the year in which it was earned, not the year in which it was paid.

(2)	Other Annual Compensation represents payments to the Named Executive Officers under the Pegasus Solutions, Inc. Executive Perquisite Plan (“Perquisite Plan”), covering expenses allowable under the Perquisite Plan, which may include: automobiles, club memberships and financial, legal and investment counseling. Perquisite benefit amounts are allocated to participants in the Perquisite Plan on an annual basis and are paid to the participants in equal semi-monthly payments throughout the year. The Company has no basis for identifying Perquisite Plan expenses by type.

(3)	The restricted stock value was calculated by multiplying the closing market price of the Company’s stock on the date of grant by the number of restricted shares awarded. At December 31, 2004, Messrs. Davis, Boles, Floyd and Cole and Ms. Cole each held an aggregate of 12,500, 9,375, 7,500, 5,000 and 7,500 shares of restricted stock, respectively, with a value of $157,500, $118,125, $94,500, $63,000 and $94,500, respectively, based on the closing price of the Company’s Common Stock on December 31, 2004 ($12.60 per share). The restricted stock awards granted in 2002 vested completely with respect to each recipient upon such recipient’s completion of twelve consecutive months of employment with Pegasus from the date of the award and all restrictions have lapsed on such shares. The restricted stock awards granted in 2004 do not vest until the fourth anniversary of the date of grant, at which time they vest in full.

(4)	For the year ended December 31, 2004, All Other Compensation includes: (i) matching contributions made by the Company pursuant to its 401(k) plan for the accounts of Messrs. Davis, Boles, Floyd, Cole, Wells and Nicholson and Ms. Cole in the amounts of $10,250, $10,250, $10,250, $6,500, $1,184, $4,221 and $10,250, respectively, (ii) contributions allocated by Pegasus under the Company’s Executive Deferred Compensation Plan for the accounts of Messrs. Davis, Boles, Floyd, Wells and Nicholson and Ms. Cole in the amounts of $157,252, $14,683, $77,550, $129,651, $12,519 and $29,852, respectively, (iii) premiums paid for life insurance policies for the benefit of Messrs. Davis, Boles, Floyd, Wells and Nicholson and Ms. Cole and their designees in the amounts of $20,776, $564, $895, $76, $607 and $379, respectively, and (iv) expenses paid by the Company relating to Mr. Boles’ commuting, including airfare, temporary lodging and transportation, in the amount of $78,621. Mr. Davis is entitled to receive an interest in the cash surrender value of two life insurance policies for which the premiums are paid by the Company and are included in (iii) above.

(5)	The salaries of Messrs. Davis, Floyd, Cole and Boles and Ms. Cole were established by the Compensation Committee and paid in accordance with the terms of their respective employment agreements.

(6)	Mr. Boles became an employee of Pegasus on May 19, 2003.

(7)	Mr. Cole became an employee of Pegasus on January 19, 2004.

(8)	Mr. Wells’ employment with the Company terminated in January 2004. In addition to the amounts described in footnote (4), All Other Compensation for Mr. Wells also reflects compensation in connection with the termination of his employment, including: (i) payments pursuant to the terms of the Settlement Agreement and Release dated February 3, 2004 between Pegasus and Mr. Wells of $29,867 per month for 24 months, $2,917 per month for 12 months under the Perquisite Plan, reimbursements of COBRA insurance continuation premiums in the amount of $15,120 and estimated outplacement services reimbursable to Mr. Wells of $15,000, and (ii) amounts paid to Mr. Wells for accrued vacation and sick leave in the amount of $31,640.

(9)	Mr. Nicholson’s employment with the Company terminated in February 2004. In addition to the amounts described in footnote (4), All Other Compensation for Mr. Nicholson also reflects compensation in connection with the termination of his employment, including: (i) amounts paid to Mr. Nicholson for accrued vacation and sick leave in the amount of $48,792, and (ii) reimbursements of COBRA insurance continuation premiums in the amount of $22,360. Mr. Nicholson is entitled to receive an interest in the cash surrender value of one life insurance policy for which the premiums were paid by the Company through January 2004 and are included in footnote (4)(iii) above.

      Option Grants In Last Fiscal Year. The following table sets forth the stock option grants made during the year ended December 31, 2004, to the Named Executive Officers.

		% of Total
	Number of Securities	Options			Grant Date
	Underlying Options	Granted in	Exercise Price	Expiration	Present
Name	Granted(1)	2004(2)	per Share(3)	Date(4)	Value(5)

John F. Davis, III	150,000	9.76%	$11.40	5/25/14	$799,500
Robert J. Boles, Jr.	112,500	7.32%	$11.40	5/25/14	$599,625
Susan K. Cole	90,000	5.86%	$11.40	5/25/14	$479,700
Ric L. Floyd	90,000	5.86%	$11.40	5/25/14	$479,700
John F. Cole	70,000	4.55%	$10.90	1/21/14	$363,300
John F. Cole	60,000	3.90%	$11.40	5/25/14	$319,800
Mark C. Wells	—	—	—	—	—
Joseph W. Nicholson	—	—	—	—	—

(1)	On May 25, 2004, options were granted to Messrs. Davis, Floyd, Cole and Boles and Ms. Cole and on January 21, 2004, options were granted to Mr. Cole under the Pegasus Solutions, Inc. 2002 Stock Incentive Plan. These options vest over a four year period with 25% of the shares vesting on the first anniversary of the date of grant and 6.25% of the shares vesting after every three month period thereafter until fully vested. The vesting of these options may accelerate under certain circumstances, including upon an acquisition event as described in our stock option plans and as described in the executives’ employment agreements.

(2)	Based on options granted during 2004 to purchase an aggregate of 1,537,055 shares of common stock.

(3)	The exercise price for the option is equal to the closing price of the common stock as quoted on the Nasdaq National Market on the date immediately preceding the grant date.

(4)	All options have a term of approximately ten (10) years, but may terminate before their expiration date in the event of the death, disability or termination of employment of the optionee.

(5)	These values are determined using the Black-Scholes Option Pricing Model. The Black-Scholes Option Pricing Model is one of the methods permitted by the Securities and Exchange Commission for estimating the present value of options. The Black-Scholes Option Pricing Model is based on assumptions as to the variables described below, and it is not intended to estimate and has no direct correlation to the value of stock options that an individual will actually realize. The actual value of the stock options that a Named Executive Officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The values listed above were based on the following assumptions:

	Options	Options
	Expiring	Expiring
	01/21/14	05/25/14

Volatility	59.3%	56.0%
Risk free rate of return	2.7%	3.5%
Dividend Yield	0%	0%
Expected Life (years)	4	4

      Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table sets forth information concerning options exercised during 2004 and options held on December 31, 2004, by our Named Executive Officers.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
	Shares		Options at Year-End		at Year-End(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

John F. Davis, III	50,000	$539,744	753,000	372,500	$2,897,167	$704,263
Robert J. Boles, Jr.	—	—	28,125	159,375	$27,844	$181,406
Susan K. Cole	—	—	63,750	171,250	$103,200	$296,600
Ric L. Floyd	12,400	$39,118	143,100	199,250	$57,905	$320,113
John F. Cole	—	—	—	130,000	—	$191,000
Joseph W. Nicholson	166,500	$1,010,078	—	—	—	—
Mark C. Wells	157,500	$274,925	—	—	—	—

(1)	Based on the difference between the option exercise price and the fair market price of the shares on the exercise date.

(2)	Based on the difference between the option exercise price and the closing sale price of $12.60 of Pegasus’ common stock as reported on the Nasdaq National Market on December 31, 2004, the last trading day prior to the closing of our fiscal year multiplied by the number of shares underlying the options.
      Employment Agreements. Pegasus has entered into employment agreements with Messrs. Davis, Boles, Floyd and Cole and Ms. Cole. These employment agreements have been filed as exhibits to the Company’s Securities and Exchange Commission filings. Messrs. Davis’ and Floyd’s employment agreements’ original terms expired on January 1, 2004; however, such terms have automatically extended indefinitely until the agreements are terminated by either party. Mr. Boles’ and Ms. Cole’s employment agreements’ original terms expire on May 19, 2007 and May 7, 2005, respectively, however, such terms automatically extend indefinitely until the agreements are terminated by either party. Mr. Cole’s employment agreement’s original term expired on January 19, 2005; however, such term has automatically extended for successive 30 day terms until the agreement is terminated by either party. Each of the agreements provides for annual base salaries and eligibility to receive a discretionary annual bonus in accordance with a bonus plan approved by the Compensation Committee. The employment agreements of Messrs. Davis, Boles and Floyd and Ms. Cole provide for entitlement to participate in Pegasus’ Executive Retirement Program (described below).
      Each employment agreement provides that Pegasus may terminate the executive’s employment with or without cause (as that term is defined in each agreement) or upon death or disability. Each of the executives may terminate the agreement for good reason (as that term is defined in the agreement) or voluntarily.
      Under the employment agreements of Messrs. Davis, Boles and Floyd and Ms. Cole, if the executive’s employment is terminated by Pegasus for death or disability, the executive is entitled to all accrued compensation and a pro-rata bonus through the termination date, base salary, perquisite plan and bonus for one year, options and other incentive based awards vest for one additional year, and payments as provided by the Executive Retirement Program (see “Executive Retirement Program” below). If the executive’s employment is terminated by Pegasus without cause or by the executive for good reason, the executive is entitled to all accrued compensation and a pro rata bonus, base salary and bonus for 24 months, continuation of customary and usual benefits for 12 months, options and other incentive based awards vest for an additional period or in full, and Messrs. Davis and Floyd continue to accrue benefits and vesting of service for two years for purposes of the Executive Retirement Program.
      Executive Retirement Program. In 2002, the Board of Directors retained the services of an independent executive compensation consulting company to analyze our Executive Retirement Program and to recommend a program commensurate with a peer group of companies and consistent with the Compensation Committee’s executive compensation policies. Based upon the recommendations of the consulting company, effective

July 1, 2002, the Board of Directors adopted an Executive Retirement Program, consisting of an amended and restated Supplemental Executive Retirement Plan (the “SERP”) and a Deferred Compensation Plan (the “DCP”). The purposes of the Executive Retirement Program are to promote executive management’s interest in the successful operation of the business and increased efficiency in their work, to align the financial interests of such employees with those of Company stockholders, to ensure competitive pay and benefits for those individuals and to provide an opportunity for accumulation of funds for their retirement. The Executive Retirement Program provides supplemental retirement benefits to certain management employees of Pegasus selected by the Compensation Committee in its discretion, permits such employees to defer amounts of their compensation, provides for employer contributions that exceed the permitted employer matching contribution limits under the Pegasus 401(k) plan, and rewards long-term service through employer and supplemental contributions to a deferred account for each participant. No person has an automatic right to become a participant in the Executive Retirement Program.
      Supplemental Executive Retirement Plan. Benefits under the SERP are computed on a single-life annuity basis and become payable to the participant or his or her beneficiary, as applicable, upon retirement, death, total and permanent disability or termination of employment (other than for cause). Upon retirement, total and permanent disability or termination of employment (but following disability or termination of employment, deferred until age 60), the participant will receive monthly benefits equal to the greater of (a) 3% of his or her monthly targeted base salary and bonus as of July 1, 2002, multiplied by his or her years of service as of July 1, 2002, increased by 5% per annum until termination of employment (but not to exceed 60% or, in the case of the Chief Executive Officer, 70%, of the participant’s final average compensation; or if greater, targeted July 1, 2002, compensation), or (b) one-half percent (1/2%) of the participant’s final average compensation multiplied by his or her years of service. In the event of death, the participant’s beneficiary will receive a lump-sum payment equal to an actuarially equivalent amount. SERP benefits may also be paid, at the option of the participant, in the form of an actuarially equivalent ten-year fixed annuity, a joint and 50% or 100% survivor annuity, or, in the Compensation Committee’s discretion, a partial or full lump sum. Also, the participant may receive an actuarially equivalent lump sum payment of his or her benefit if, within twelve months following a change of control, (i) his or her employment terminates or (ii) he or she elects and ceases further participation in the SERP.
      During 2004, Pegasus recorded compensation expense of approximately $374,000 for future payments under the terms of the SERP, which included a curtailment gain of $162,000 recorded as a result of changes in executive management. The current Named Executive Officers participating in the SERP are Ms. Cole and Messrs. Davis, Boles, Floyd. Messrs. Wells and Nicholson are no longer employees of Pegasus but are entitled to benefits under the SERP as described below.
      The estimated annual benefit payable under the SERP upon retirement at age 60 is, for Ms. Cole, $117,839, for Mr. Davis, $487,408, for Mr. Boles, $74,351 and for Mr. Floyd $120,013. In January 2004, the Compensation Committee of the Board of Directors approved a lump sum payment of SERP benefits to Mr. Nicholson, to be paid in four equal annual installments of $340,084.
      Deferred Compensation Plan. Effective July 1, 2002, the DCP permits each participant to defer up to 100% of his or her compensation, to be credited to his or her account in the DCP. Pegasus contributes to each participant’s account in the DCP (a) a restoration contribution equal to the maximum potential matching contribution under the Pegasus 401(k) Plan (reduced by the actual match for the participant for the year), (b) an employer contribution equal to 1% of compensation multiplied by years of service (not to exceed 25% of compensation), (c) for 2003, a supplemental contribution equal to $10,000 multiplied by years of service determined as of the end of the preceding year, and (d) for 2004 through 2006, a supplemental contribution equal to $5,000 multiplied by years of service determined as of the end of the preceding year. During 2004, Pegasus recorded compensation expense for the Named Executive Officers of approximately $600,000 attributable to the DCP. The current Named Executive Officers participating in the DCP are Messrs. Davis, Boles, Floyd and Ms. Cole. Mr. Wells is no longer an employee of Pegasus but is entitled to benefits as provided by the DCP. Mr. Nicholson is no longer an employee of Pegasus and is not entitled to benefits provided by the DCP.

      All Executive Retirement Program benefits are paid from the general assets of Pegasus and the Executive Retirement Program is an unfunded deferred compensation arrangement, not subject to the annual reporting and disclosure requirements of the Employee Retirement Income Security Act of 1974. Pegasus has created and is required to make deposits to a grantor trust (the assets of which are available to its general creditors in the event of insolvency). Cash payments to the trust in 2004 totaled approximately $235,000 related to the SERP and $416,000 related to the DCP. The amounts funded to the trust are generally not available for use in the Company’s ongoing operations. In 2004, Mr. Nicholson received $355,281 from the trust applicable to cumulative benefits earned under the DCP and $340,084 representing the first of four annual installments related to cumulative benefits earned under the SERP.
      Equity Compensation Plans. The Company’s 1996 Stock Option Plan (“1996 Plan”), amended and approved by stockholders in March 1997, provides that options to purchase 1.3 million shares of the Company’s common stock may be granted to Company employees. The Company’s 2002 Stock Incentive Plan (“2002 Plan”), approved by stockholders in May 2002, provides that options to purchase shares of the Company’s common stock and restricted stock awards may be granted to Company employees, non-employee Directors and consultants. The number of shares reserved for issuance under both plans as of December 31, 2004 (before the share replenishment described in the following sentence) was approximately 1.4 million. The 2002 Plan further provides that the number of shares reserved for issuance as options or restricted stock will be replenished by an amount equal to four percent of the fully-diluted shares of the Company outstanding as of the last day of the immediately preceding year. As defined in the 2002 Plan, the applicable number of shares outstanding as of December 31, 2004, was approximately 27.4 million. The 2002 Plan authorizes the grant of restricted stock, the amount of which, during any fiscal year, shall not exceed 2.5 percent of the number of shares reserved for issuance under the 2002 Plan.
      Options granted under the 1996 Plan and the 2002 Plan (collectively “the Plans”) may be in the form of incentive stock options or nonqualified stock options. The Compensation Committee of the Board of Directors administers the Plans. Options granted to Company employees generally vest over a four-year period. Options granted to non-employee Directors vest and expire as determined by the Compensation Committee. Options granted under the 1996 Plan before September 15, 1999 expire in December 2005. Options granted to Company employees under the 2002 Plan before September 15, 1999, expire in December 2006. Options granted to Company employees on or after September 15, 1999, under the Plans expire ten years from the date of grant. The Company’s authorized but unissued common stock is used for issuance of shares as stock options are exercised.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The persons shown above as members of the Compensation Committee were the only members of such committee during 2004, and none of them have ever been an officer or employee of Pegasus. During 2004, no member of the Compensation Committee had a relationship with any other company that requires disclosure as a “compensation committee interlock” as that term is defined by the Securities and Exchange Commission rules.

COMPENSATION COMMITTEE REPORT
      Each member of the Compensation Committee of the Board of Directors is an independent non-employee director. The Compensation Committee, among other activities described in its charter (available at www.pegs.com):

•	discharges the Board’s responsibilities relating to compensation of the Company’s directors and executive officers;

•	reviews and periodically approves a general compensation program and salary structure for management employees;

•	reviews and makes recommendations to the Board with respect to the adoption, amendment and termination of management incentive compensation and equity-compensation plans, as well as other benefit and compensation plans; and

•	makes decisions with respect to awards under the Company’s stock option and incentive plans for such awards to satisfy Securities Exchange Act Rule 16b-3.
      The Compensation Committee’s executive compensation policies are designed to:

•	provide competitive levels of compensation that integrate pay with Pegasus’ annual and long-term performance goals;

•	reward above average corporate performance;

•	recognize individual initiative and achievements; and

•	attract and retain qualified executives.
      The Compensation Committee regularly reviews executive officer compensation. In 2004, the Compensation Committee retained the services of KPMG LLP as an independent consultant to analyze and make recommendations with respect to executive officer compensation. Included in the process was a determination by the Compensation Committee and KPMG LLP of an appropriate peer group to support the analysis. The Compensation Committee also conducted a review during 2004 of the Company’s payment and other obligations pursuant to the termination provisions of the employment agreements of the Company’s executive officers.
      The Compensation Committee believes stock ownership by management and performance-based compensation arrangements are beneficial in aligning management’s interests with those of our stockholders. In addition to stock-based awards in the form of restricted stock and stock option grants, each of our executive officers receives an annual base salary and is eligible to receive a discretionary annual bonus. The Compensation Committee considers and approves discretionary bonus plans and annual bonuses based on a percentage of the executive’s annual salary and established financial and other corporate goals, as well as individual performance criteria for each executive. The amount of the annual cash bonus is based on a percentage of each executive’s annual salary, with the target amount per year for each particular executive ranging from 25% to 100% of the executive’s annual base salary (the “Target Bonus”). The specific percentage of the Target Bonus to be awarded an executive is based upon an adjusted earnings per share (“adjusted EPS”) goal and the achievement of individualized goals specific to each executive officer, such as improving customer satisfaction, delivering key projects within timing and budget goals, managing and reducing certain expenditures, achieving specific revenue goals and achieving specified growth goals with respect to certain service offerings (the “Individualized Targets”). A percentage of the Target Bonus is attributable to the adjusted EPS goal and each Individualized Target. Failure of the Company to achieve the adjusted EPS goal or failure of the executive to achieve the Individualized Targets could result in elimination or reduction of the bonus depending upon the percentage attributable to the unmet performance criteria. The executive is eligible to receive a specified percentage of the Target Bonus in excess of the Target Bonus in the event the executive satisfies all of the Individualized Targets and the Company exceeds its adjusted EPS goal. The Company uses adjusted EPS in connection with the bonus plan because it believes this measure enables a more thorough evaluation of the Company’s current performance as compared to past performance and provides a better baseline for assessing the Company’s future earnings expectations. Each of the current executive officers of the Company listed in this proxy statement participate in the bonus plan. Targeted levels of total executive compensation are generally set at levels we believe to be consistent with other companies in

Pegasus’ industry. Actual compensation levels in any particular year may be above or below those of our competitors depending on the executive’s or Pegasus’ performance.
      2004 Chief Executive Officer Compensation. Mr. Davis’ compensation for 2004 as Chief Executive Officer of Pegasus primarily consisted of a base salary, bonus, and a stock option and restricted stock award. The Compensation Committee determined Mr. Davis’ 2004 base salary based upon the terms of his employment agreement, information received from executive compensation consultants and the factors discussed above relating to executive compensation. Mr. Davis’ bonus was determined by the Compensation Committee based upon Company and personal performance criteria as more specifically described above. Mr. Davis also received matching contributions under Pegasus’ 401(k) plan and Pegasus pays for life insurance premiums on Mr. Davis’ and his designees’ behalf. Additionally, in 2004, the Company recorded compensation expense of approximately $441,000 under the Executive Retirement Program for Mr. Davis’ benefit (See Executive Retirement Program description on page 11). In 2004, the Compensation Committee conducted its annual evaluation of Mr. Davis for his performance as Chief Executive Officer. Mr. Davis does not participate in the Compensation Committee’s decisions regarding his compensation.
      Limit on Deductibility of Executive Compensation. In 1993, Congress amended the Internal Revenue Code to add Section 162(m). This Section of the Internal Revenue Code limits the deductibility of compensation paid to specified executive officers to $1,000,000 per officer in any one year. Compensation that qualifies as performance-based compensation is not taken into account for the purposes of this limitation. Pegasus obtained stockholder approval at the 1999 annual meeting of an amendment to its 2002 Stock Incentive Plan to allow Pegasus to deduct the compensation arising from the exercise of stock options granted under the 2002 Plan even if the compensation paid to any of the Named Executive Officers exceeds the deductible limit. The Compensation Committee intends to recommend further action in connection with Pegasus’ other benefit plans and salary and bonus policies to address this issue if and when circumstances arise.
      Pursuant to a Settlement Agreement and Release dated February 3, 2004 between Pegasus and Mr. Wells, Mr. Wells is entitled to: a monthly payment of $29,867 for 24 months, a monthly payment of $2,917 for 12 months under the Perquisite Plan, continuation of customary and usual benefits for 12 months, complete vesting of incentive stock awards, accrual of benefits and vesting of service for two years for purposes of the SERP, contributions to the DCP for two years and reimbursement for outplacement services not to exceed $15,000. Mr. Wells’ estimated annual benefit payable under the SERP is approximately $36,000 at age 60.

Submitted by the Compensation Committee
of the Board of Directors

Robert B. Collier, Chairman
Michael A. Barnett
William C. Hammett, Jr.
Jeffrey A. Rich

AUDIT COMMITTEE REPORT
      The Board of Directors maintains an Audit Committee, acting pursuant to a written charter adopted by the Board of Directors, comprised of three non-employee Directors of Pegasus, who are independent, as that term is defined under the applicable rules and regulations of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. (“NASD”). The Audit Committee Charter was amended on December 7, 2004, and is attached to this Proxy Statement as Exhibit A. The Board of Directors has determined that all three members of the Audit Committee qualify as “audit committee financial experts” under current regulations. The Audit Committee believes that the Audit Committee’s current member composition satisfies the requirements of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the current rules of NASD that govern audit committee composition.
      The Audit Committee assists the Board of Directors in its oversight responsibilities and, in particular, is responsible for (a) monitoring the integrity of the Company’s financial statements, financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance, (b) selecting and appointing the Company’s independent registered public accounting firm and monitoring their independence and performance, pre-approving all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the independent registered public accounting firm, and establishing the fees and other compensation to be paid to the independent registered public accounting firm, and (c) establishing procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submission by the Company’s employees, regarding accounting, internal controls or audit related matters. Management is responsible for Pegasus’ financial reporting process, including its system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. Pegasus’ independent registered public accounting firm is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of Pegasus. We are not and do not represent ourselves to be, or to serve as, accountants or auditors by profession, or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm included in its report on Pegasus’ financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm do not assure that Pegasus’ financial statements are presented in accordance with generally accepted accounting principles, that the audit of Pegasus’ financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent”.
      The Audit Committee has reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that Pegasus’ consolidated financial statements were prepared in accordance with generally accepted accounting principles. We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”
      Pegasus’ independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

      Following the Audit Committee’s discussions with management and Pegasus’ independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Pegasus’ annual report on Form 10-K for the year ended December 31, 2004.

Submitted by the Audit Committee
of the Board of Directors

William C. Hammett, Jr., Chairman
Michael A. Barnett
Pamela H. Patsley

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND OFFICERS
      The following table sets forth information regarding the beneficial ownership of our common stock as of February 28, 2005, for:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our Directors;

•	each of our Named Executive Officers; and

•	all of our Directors and Named Executive Officers as a group.
      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The determination of whether these persons have sole voting and investment power is based upon information provided by them. In computing an individual’s beneficial ownership, the number of shares of common stock subject to options held by that individual that are exercisable within 60 days of February 28, 2005, are also deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the beneficial ownership of any other person. Unless a footnote indicates otherwise, the address of each person listed below is c/o Pegasus Solutions, Inc., Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206.

	Amount and Nature of
Name	Beneficial Ownership(1)	Percentage of Class(2)

Blum Capital Partners, L.P.(3)	3,091,695	14.93%
Columbia Wanger Asset Management, L.P. (4)	2,348,500	11.34%
Barclays Global Investors, NA.(5)	1,739,566	8.40%
Dimensional Fund Advisors Inc.(6)	1,581,061	7.63%
Prides Capital Partners, L.L.C.(7)	1,481,191	7.15%
Prudential Financial, Inc.(8)	1,126,864	5.44%
Michael A. Barnett	94,448	*
Robert J. Boles, Jr.	42,187	*
John F. Cole	26,875	*
Susan K. Cole	81,223	*
Robert B. Collier	35,225	*
John F. Davis, III	875,725	4.06%
Ric L. Floyd	163,000	*
William C. Hammett, Jr.	45,421	*
Thomas F. O’Toole	28,574	*
Pamela H. Patsley	22,000	*
Jeffrey A. Rich	35,250	*
Bruce W. Wolff	35,825	*
Mark C. Wells(9)	13,850	*
Joseph W. Nicholson(10)	—	*
Directors and Named Executive Officers as a group (14 persons)(11)	1,499,603	6.80%

*	Less than one percent (1%)

(1)	The number of shares shown includes outstanding shares of common stock owned as of February 28, 2005 by the person indicated and shares underlying options owned by such person on February 28, 2005 that are exercisable within 60 days of that date as follows: Michael A. Barnett (30,250 shares), Robert J. Boles, Jr. (32,812 shares), Susan K. Cole (71,250 shares), John F. Cole (21,875 shares), Robert B. Collier (32,250 shares), John F. Davis, III (825,500 shares), Ric L. Floyd (155,500 shares), William C. Hammett, Jr. (27,999 shares), Thomas F. O’Toole (27,999 shares), Pamela H. Patsley (22,000 shares), Jeffrey A. Rich (30,250 shares), Bruce W. Wolff (32,250 shares) and all Directors and executive officers as a group (1,309,935 shares). The number of shares shown also includes shares of restricted stock granted in 2004 which will not vest until the fourth anniversary of the date of grant, at which time, they vest in full, as follows: Robert J. Boles, Jr. (9,375 shares), Susan K. Cole (7,500 shares), John F. Cole (5,000 shares), John F. Davis, III (12,500 shares), Ric L. Floyd (7,500 shares). The table does not reflect acquisitions or dispositions of shares of common stock, including grants or exercises of stock options, after February 28, 2005.

(2)	The percentages of shares owned provided in the table is based on 20,709,345 shares outstanding as of February 28, 2005. Percentage of beneficial ownership by a person as of a particular date is calculated by dividing the number of shares beneficially owned by such person as of February 28, 2005 by the sum of the number of shares of common stock outstanding as of such date and the number of unissued shares as to which such person has the right to acquire voting and/or investment power within 60 days and restricted stock not yet vested.

(3)	Information with respect to Blum Capital Partners, L.P. is based solely on the Schedule 13D/ A filed with the Securities and Exchange Commission on May 20, 2004 by Blum Capital Partners, L.P. According to that Schedule 13D/ A, Blum Capital Partners, L.P. had shared dispositive and shared voting power with respect to 3,091,695 shares of common stock as of May 10, 2004. The address for Blum Capital Partners, L.P. is 909 Montgomery Street, #400, San Francisco, California 94133.

(4)	Information with respect to Columbia Wanger Asset Management, L.P. is based solely on the Schedule 13G/ A filed with the Securities and Exchange Commission on February 11, 2005 by Columbia Wanger Asset Management, L.P. According to that Schedule 13G/ A, Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc., the general partner of Columbia Wanger Asset Management, L.P., and Columbia Acorn Trust had shared dispositive and shared voting power with respect to 2,348,500, 2,348,500 and 1,393,100 shares of common stock respectively as of December 31, 2004. The address for Columbia Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(5)	Information with respect to Barclays Global Investors, NA. is based solely on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Barclays Global Investors, NA. According to that Schedule 13G, Barclays Global Investors, NA., Barclays Global Fund Advisors and Barclays Capital Securities Limited had sole voting power with respect to 1,037,853, 552,651 and 224 shares of common stock, respectively and sole dispositive power with respect to 1,184,959, 554,383 and 224 shares of common stock respectively as of December 31, 2004. The address for Barclays Global Investors, NA. is 45 Fremont Street, 17th Floor, San Francisco, California 94105.

(6)	Information with respect to Dimensional Fund Advisors Inc. is based solely on Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005 by Dimensional Fund Advisors Inc. According to that Schedule 13G, Dimensional Fund Advisors Inc. has sole voting and sole dispositive power with respect to 1,581,061 shares of common stock as of December 31, 2004. Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(7)	Information with respect to Prides Capital Partners, L.L.C. is based solely on the Schedules 13D/ A filed with the Securities and Exchange Commission on February 24, 2005 by Prides Capital Partners, L.L.C., Kevin A. Richardson, II, Christian Pascasiu, Charles E. McCarthy, Henry J. Lawlor, Jr. and Murray A. Indick. According to those Schedules 13D/ A, Prides Capital Partners, L.L.C. and Messrs. Richardson, Pascasiu, McCarthy, Lawlor and Indick had shared dispositive and shared voting power with respect to 1,481,191 shares of common stock as of February 17, 2005. Messrs. Richardson, Pascasiu, McCarthy, Lawlor and Indick disclaim beneficial ownership of the shares beneficially owned by Prides Capital Partners, L.L.C. The address for Prides Capital Partners, L.L.C. is 200 High Street, Suite 700, Boston, Massachusetts 02110.

(8)	Information with respect to Prudential Financial, Inc. is based solely on the Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Prudential Financial, Inc. According to that Schedule 13G, Prudential Financial, Inc. has sole voting and sole dispositive power with respect to 334,352 shares of common stock and shared dispositive and shared voting power with respect to 792,512 shares of common stock as of December 31, 2004. The address for Prudential Financial, Inc. is 751 Broad Street, Newark, New Jersey 07102-3777.

(9)	Mr. Wells’ employment with the Company terminated in January 2004. Information with respect to Mr. Wells’ share ownership is based on information contained in the Form 4 filed with the Securities and Exchange Commission by Mr. Wells on February 25, 2004. According to the Company’s stock option records, Mr. Wells did not exercise any options after February 25, 2004 and all of his unexercised stock options expired 90 days after his termination date.

(10)	Mr. Nicholson’s employment with the Company terminated in February 2004. Information with respect to Mr. Nicholson’s share ownership is based on information contained in the Form 4 filed with the Securities and Exchange Commission by Mr. Nicholson on February 25, 2004. According to the Company’s stock option records, Mr. Nicholson did not exercise any options after February 25, 2004 and all of his unexercised stock options expired 90 days after his termination date.

(11)	Excluding securities owned by Messrs. Wells and Nicholson, who are no longer employed by the Company, the total securities owned by directors and executive officers as a group are 1,485,753 and 6.73% of the class.
CERTAIN TRANSACTIONS
      Mr. Wolff is a Director of Pegasus and serves as an Executive Vice President of Marriott International, Inc. (“Marriott”). In 2004 the Company received $3.4 million from Marriott and its affiliates for reservation, distribution and representation services. During the same year, the Company paid Marriott $1.4 million for consolidating commission data and funds from its properties.
      Mr. O’Toole is a Director of Pegasus and serves as a Senior Vice President for both Hyatt Corporation, the parent company of Hyatt Hotels Corporation, and AIC Holding Co., the parent company of Hyatt International Corporation (“Hyatt”). In 2004 the Company received $804,000 from Hyatt for reservation, distribution and financial services.
      Mr. Rich is a Director of Pegasus and serves as Chief Executive Officer of Affiliated Computer Services, Inc. (“ACS”). In 2004, the Company paid ACS $1.1 million for services provided in connection with our financial services and our enterprise resource planning system.
      Mr. Davis is the Company’s Chief Executive Officer and Chairman of the Board and served as Chairman of the Board of Directors of Travelweb, LLC. The Company received payments for distribution services of $1.4 million in 2004 from Travelweb. On May 3, 2004, Pegasus sold its interest in Travelweb to an affiliate of Priceline.com Incorporated and received $4.2 million in cash, recognizing a gain of approximately $2.0 million.

STOCK PERFORMANCE GRAPH
      Research Data Group, Inc. prepared the following graph. It shows how an initial investment of $100 in Pegasus’ common stock on December 31, 1999, would have compared to an equal investment in The Russell 2000 Composite Stock Market Index and a peer group. Pegasus’ peer group is comprised of Cendant Corporation, MICROS Systems, Inc., Sabre Holdings Corporation and IAC InterActiveCorp (formerly USA Interactive).
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PEGASUS SOLUTIONS, INC., THE RUSSELL 2000 INDEX,
AND A PEER GROUP
CUMULATIVE TOTAL RETURN

	12/99	12/00	12/01	12/02	12/03	12/04

PEGASUS SOLUTIONS, INC.	100.00	17.25	35.32	24.94	26.04	31.34
RUSSELL 2000	100.00	96.98	99.39	79.03	116.38	137.71
PEER GROUP	100.00	47.03	71.28	42.62	74.51	71.53

*	$100 invested on 12/31/99 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, Directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide us with copies of all Section 16(a) forms that they file. Based solely on our review of these forms or written representations from the executive officers and Directors, we believe that all Section 16(a) filing requirements were met during fiscal year 2004, except as disclosed in the Company’s 2004 proxy statement.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the year ended December 31, 2004, and is expected to serve in that capacity for the current year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the annual meeting.
      Principal Accountant Fees and Services. Aggregate fees billed for professional services rendered for the Company by PricewaterhouseCoopers LLP as of and for the years ended December 31, 2003 and 2004, were:

	2004(1)	2003(2)

Audit	$1,175,315	$503,528
Audit-Related	—	$50,674
Tax	$42,288	$45,158
Total	$1,217,603	$599,360

(1)	The aggregate fees included in “Audit” for 2004 represent fees for the audit of the Company’s annual financial statements, including fees related to the internal control requirements of the Sarbanes-Oxley Act, and review of financial statements and statutory and regulatory filings or engagements.

(2)	The aggregate fees included in “Audit” for 2003 represent fees for the audit of the Company’s annual financial statements and review of financial statements and statutory and regulatory filings or engagements.
      Audit Fees. Audit fees were for professional services rendered in connection with audits and quarterly reviews of the consolidated financial statements of the Company, review of and preparation of consents for registration statements filed with the Securities and Exchange Commission, and for subsidiary statutory audits.
      Audit-Related Fees. Audit related fees in 2003 were for assurance and related services related to employee benefit plan audits and consultations regarding financial accounting and reporting standards.
      Tax Fees. Tax fees related to services for tax compliance and consulting.
      Audit Committee Pre-Approval Policies and Procedures. At its regularly scheduled and special meetings, the Audit Committee of the Board of Directors considers and pre-approves any audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The Audit Committee has delegated to its chairman, an independent member of the Company’s Board of Directors, the authority to grant pre-approvals of non-audit services provided that any such pre-approval by the chairman shall be reported to the Audit Committee at its next regularly scheduled meeting.
      Pegasus’ Audit Committee has considered whether the provision of the non-audit services provided by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

OTHER MATTERS
      We do not know of any matter other than those discussed in the foregoing materials contemplated for action at the annual meeting. Should any other matter be properly brought before the annual meeting, it is the intention of the persons named in the proxies to vote in accordance with the recommendation of the Board of Directors of Pegasus. Discretionary authority for them to do so is contained in the proxies. The information on our website is not part of this proxy statement.
ANNUAL REPORT
      We will provide a copy of our 2004 Annual Report on Form 10-K (including the financial statements and the financial statement schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Securities Exchange Act of 1934, as amended, for Pegasus’ most recent fiscal year) without charge to any stockholder who makes a written request to Ric L. Floyd, Corporate Secretary, Pegasus Solutions, Inc., Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206.

By Order of the Board of Directors,

Ric L. Floyd
Corporate Secretary
March 17, 2005

EXHIBIT A
PEGASUS SOLUTIONS, INC.
CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.	Audit Committee Purpose
      The Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Pegasus Solutions, Inc. (the “Company”) is appointed by the Board to assist the Board in fulfilling its oversight responsibilities. The Committee’s primary duties and responsibilities are to (i) monitor the integrity of the Company’s financial statements, financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance, (ii) select and appoint the Company’s independent registered public accounting firm, pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to the Company by the Company’s independent registered public accounting firm, and establish the fees and other compensation to be paid to the independent registered public accounting firm, (iii) establish procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls or auditing matters, and (iv) provide an avenue of communication among the independent registered public accounting firm, management and the Board of Directors.
      The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the Company’s independent registered public accounting firm as well as officers and employees of the Company. The Committee has the authority to retain, at the Company’s expense, special legal, accounting or other consultants or experts it deems necessary in the performance of its duties.

II.	Audit Committee Composition and Meetings
      The Committee shall be comprised of three or more directors appointed by the Board on the recommendation of the Corporate Governance Committee, each of whom shall be independent, non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. Committee members shall meet the independence and experience requirements of the Securities and Exchange Commission and the Nasdaq National Market (as may be modified or supplemented). All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements at the time of their appointment to the Committee, and at least one member of the Committee shall have accounting related financial management expertise and qualify as a “financial expert” in accordance with the requirements of the Securities and Exchange Commission and the Nasdaq National Market (as may be modified or supplemented).
      Committee members shall be appointed by the Board. If a Committee Chair is not designated by the Board or present, the members of the Committee may designate a Chair by majority vote of the Committee membership. The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee shall meet privately, as necessary, in executive session at each meeting with management, the Company’s independent registered public accounting firm, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

III.	Audit Committee Responsibilities and Duties

Review Procedures
      1. The Committee shall review the Company’s annual audited financial statements and attendant press release prior to filing or release. The review shall include discussion with management and the Company’s independent registered public accounting firm of significant issues regarding critical accounting issues, accounting principles, practices and judgments, including, without limitation, a review with the independent registered public accounting firm of any independent registered public accounting firm report to the Committee required under the rules of the Securities and Exchange Commission (as may be modified or supplemented). The review shall also include review of the independence of the independent registered public accounting firm (see item 8 below) and a discussion with the independent registered public accounting firm of the conduct of their audit (see item 9 below). Based on such review the Committee shall determine whether to recommend to the Board that the annual audited financial statements be included in the Company’s Annual Report filed under the rules of the Securities and Exchange Commission.
      2. Prior to filing or release the Committee shall be provided each of the Company’s quarterly financial statements and attendant press releases and, where practicable, shall review them with financial management and the Company’s independent registered public accounting firm and consider any significant findings of the independent registered public accounting firm. Prior to filing or release, the Committee shall also be provided all other financial press releases and financial related filings with the Securities and Exchange Commission and, where practicable, shall review them with financial management.
      3. In consultation with management and, the Company’s independent registered public accounting firm, the Committee shall consider the integrity of the Company’s financial reporting processes and controls. The Committee shall discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures and review significant findings prepared by the independent registered public accounting firm together with management’s responses. The Committee shall review any significant changes to the Company’s auditing and accounting policies and resolve disagreements, if any, between management and the independent registered public accounting firm.
      4. The Committee shall review and reassess the adequacy of this Charter at least annually and submit the Charter to the Board of Directors for approval and cause the Charter to be approved at lease once every three years in accordance with the regulations of the Securities and Exchange Commission and the Nasdaq National Market (as may be modified or supplemented).

Independent Registered Public Accounting Firm
      5. The Company’s independent registered public accounting firm is directly accountable to the Committee and the Board of Directors. The Committee shall review the independence and performance of the independent registered public accounting firm, annually appoint the independent registered public accounting firm and approve any discharge of independent registered public accounting firms when circumstances warrant.
      6. The Committee shall approve the fees and other significant compensation to be paid to the Company’s independent registered public accounting firm.
      7. The Committee shall approve the Company’s independent registered public accounting firm’s annual audit plan, including scope, staffing, locations and reliance upon management and internal audit department.
      8. On an annual basis, the Committee shall review and discuss with the Company’s independent registered public accounting firm all significant relationships they have with the Company that could impair the firm’s independence. Such review should include receipt and review of a report from the independent registered public accounting firm regarding their independence consistent with Independence Standards Board Standard I (as may be modified or supplemented). All engagements for non-audit services by the independent registered public accounting firm must be approved by the Committee prior to the commencement of services. The Committee may designate a member of the Committee to represent the entire Committee for purposes of approval of non-audit services, subject to review by the full Committee at the next regularly scheduled meeting. The Company’s independent registered public accounting firm may not be engaged to perform prohibited activities under the Sarbanes-Oxley Act of 2002, the rules of the Public Company Accounting Oversight Board, the Securities and Exchange Commission, or the Nasdaq National Market (as may be modified or supplemented).
      9. Prior to filing or releasing annual financial statements, the Committee shall discuss the results of the audit with the Company’s independent registered public accounting firm, including a discussion of the matters required to be communicated to audit committees in accordance with SAS 61 (as may be modified or supplemented).

      10. The Committee shall obtain from the Company’s independent registered public accounting firm assurance that, as prescribed by Section 10A of the Securities and Exchange Act, they have not detected nor have they become aware of any illegal act.
      11. The Committee shall consider the Company’s independent registered public accounting firm’s judgment about the quality and appropriateness of the Company’s accounting principles and critical accounting estimates as applied in its financial reporting.
      12. The Committee shall review the Company’s independent registered public accounting firm’s management letter and recommendations (or any audit problems, difficulties or disagreements) and management’s response.

Internal Controls and Legal Compliance
      13. The Committee shall review activities of the Company’s internal controls function, plans, procedures and results, and coordination with the Company’s independent registered public accounting firm and shall regularly review the continued overall effectiveness of the internal controls function as required under relevant law and the Nasdaq National Market rules (as may be modified or supplemented).
      14. On at least an annual basis, the Committee shall review with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities
      15. The Committee shall annually prepare the report to shareholders as required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.
      16. The Committee shall review and approve all related-party transactions.
      17. The Committee shall establish and maintain a procedure for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, that provides for the confidential, anonymous submission of complaints or concerns by employees of the Company relating to these matters and the prohibition of any retaliatory action by the Company resulting from such submission.
      18. The Committee shall perform any other activities consistent with this Charter, the Company’s by-laws and governing law, as the Committee or the Board deems necessary or appropriate, or as required by law, regulations of the Securities and Exchange Commission or the Nasdaq National Market.
      19. The Committee shall maintain minutes of its meetings and periodically report to the Board on its activities.
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, which is the responsibility of management and the Company’s independent registered public accounting firm. It is also the responsibility of management to assure compliance with laws and regulations and the Company’s corporate policies with oversight by the Committee in the areas covered by this Charter.
      This Charter was approved, as amended, on the 7th day of December 2004.

PEGASUS SOLUTIONS, INC.

Campbell Centre I, 8350 North Central Expressway, Suite 1900
Dallas, Texas 75206

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 10, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints JOHN F. DAVIS, III and RIC L. FLOYD, and each of them, Proxies, with full power of substitution in each of them, in the name, place and stead of the undersigned, to vote at the Annual Meeting of Stockholders of Pegasus Solutions, Inc. (the “Company”) on Tuesday, May 10, 2005, at Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to vote if personally present upon the following matters:

(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

PEGASUS SOLUTIONS, INC.

May 10, 2005

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions.
Have your proxy card available when you call.

- OR -

INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions.
Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM
Eastern Time the day before the cut-off or meeting date.

ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election Of Class I Directors.

NOMINEES:
☐	FOR ALL NOMINEES	O Robert B. Collier
O Pamela H. Patsley
O Bruce W. Wolff
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

		FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of the independent registered public accounting firm.	☐	☐	☐

3.	In their discretion to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THOSE NOMINEES AND THE PROPOSALS LISTED ABOVE.

Please mark, sign, date and return this proxy card using the enclosed envelope.

If you wish to be included on the guest list for the Pegasus Solutions, Inc. 2005 Annual Meeting of Stockholders, please check this box: ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the stockholder is a corporation, please provide the full corporate name and sign as an authorized officer, giving full title as such. If stockholder is a partnership, please provide the partnership name and sign as an authorized person.